Exhibit 99.1

MSCI Reports Financial Results for
First Quarter 2024

New York – April 23, 2024 – MSCI Inc. (“MSCI” or the “Company”) (NYSE: MSCI), a leading provider of critical decision support tools and services for the global investment community, today announced its financial results for the three months ended March 31, 2024 (“first quarter 2024”).

Financial and Operational Highlights for First Quarter 2024
(Note: Unless otherwise noted, percentage and other changes are relative to the three months ended March 31, 2023 (“first quarter 2023”) and Run Rate percentage changes are relative to March 31, 2023).

•Operating revenues of $680.0 million, up 14.8%; Organic operating revenue growth of 10.3%
•Recurring subscription revenues up 15.2%; Asset-based fees up 12.9%
•Operating margin of 49.9%; Adjusted EBITDA margin of 56.4%
•Diluted EPS of $3.22, up 8.4%; Adjusted EPS of $3.52, up 12.1%
•Organic recurring subscription Run Rate growth of 8.7%; Retention Rate of 92.8%
•Approximately $126.8 million in dividends were paid to shareholders in first quarter 2024; Cash dividend of $1.60 per share declared by MSCI Board of Directors for second quarter 2024

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands, except per share data (unaudited)	2024	2023	% Change
Operating revenues	$679,965	$592,218	14.8%
Operating income	$339,382	$314,602	7.9%
Operating margin %	49.9%	53.1%

Net income	$255,954	$238,728	7.2%

Diluted EPS	$3.22	$2.97	8.4%
Adjusted EPS	$3.52	$3.14	12.1%

Adjusted EBITDA	$383,573	$344,729	11.3%
Adjusted EBITDA margin %	56.4%	58.2%

“MSCI’s first-quarter financial results affirm that we can deliver solid earnings amid continued operating environment challenges. Record AUM balances in MSCI-linked index products drove strong revenue growth from asset-based fees, which helped offset lower subscription revenue. This highlights the underlying strength and stability of our all-weather franchise,” said Henry A. Fernandez, Chairman and CEO of MSCI.

“Our operating metrics showed resilience in our new recurring sales, especially in Analytics, which was our highest first quarter in a decade. Elevated cancels reflected a concentration of unusual client events, including a large merger among our banking clients. We are managing through these pressures and do not expect this level of cancels to continue,” Fernandez added.

“We are encouraged by our deep client engagement across segments, which is enabling us to accelerate product innovation. Our long-term strategy and recent acquisitions have positioned us well to benefit from secular trends that are reshaping our industry, such as portfolio indexation and customization, the growth of private assets and the global sustainability revolution. All of this supports our conviction that we can maintain attractive profitability and growth in 2024 and beyond.”

First Quarter Consolidated Results
Operating Revenues: Operating revenues were $680.0 million, up 14.8%. Organic operating revenue growth was 10.3%. The $87.7 million increase was the result of a $67.8 million increase in recurring subscription revenues; a $17.1 million increase in asset-based fees and a $2.8 million increase in non-recurring revenues.
Run Rate and Retention Rate: Total Run Rate at March 31, 2024 was $2,726.5 million, up 14.6%. Recurring subscription Run Rate increased by $262.4 million, and asset-based fees Run Rate increased by $84.9 million. Organic recurring subscription Run Rate growth was 8.7%. Retention Rate in first quarter 2024 was 92.8%, compared to 95.2% in first quarter 2023. Approximately $7.0 million of the cancels related to one client event related to the merger of our banking clients, which impacted Index, ESG and Climate and Analytics. The majority of first quarter 2024 cancels were due to corporate events including organizations closing, shutting funds, restructuring or downsizing. Approximately 85% of MSCI’s subscription Run Rate as of March 31, 2024 was with clients subscribing to multiple products, and these clients had a 93.1% or higher Retention Rate in first quarter 2024.

Expenses: Total operating expenses were $340.6 million, up 22.7%, including $35.1 million associated with Private Capital Solutions; formerly known as The Burgiss Group, LLC ("Burgiss")), Carbon Markets (formerly known as Trove Research Ltd ("Trove")) and Fabric RQ Inc. ("Fabric").

Adjusted EBITDA expenses were $296.4 million, up 19.8%, primarily reflecting higher compensation and benefits costs related to higher headcount as a result of business growth and the recent acquisitions. Adjusted EBITDA expense includes $23.9 million of expenses associated with Private Capital Solutions, Carbon Markets and Fabric. Approximately $1.5 million in integration costs related to the acquisition of the remaining interest in Burgiss and $9.7 million of acquired intangible asset amortization expenses related to Private Capital Solutions, Carbon Markets and Fabric were excluded from Adjusted EBITDA expenses.

Total operating expenses excluding the impact of foreign currency exchange rate fluctuations (“ex-FX”) and adjusted EBITDA expenses ex-FX increased 21.9% and 18.9%, respectively.

Operating Income: Operating income was $339.4 million, up 7.9%. Operating income margin in first quarter 2024 was 49.9%, compared to 53.1% in first quarter 2023.

Headcount: As of March 31, 2024, we had 5,858 employees reflecting a 20.9% increase, which was primarily driven by our recent acquisitions. Approximately 32.8% and 67.2% of employees are located in developed market and emerging market locations, respectively.

Other Expense (Income), Net: Other expense (income), net was $43.5 million, up 13.8% primarily driven by lower interest income reflecting lower average cash balances as well as loss on extinguishment related to unamortized debt issuance costs associated with the prepayment of the Tranche A Term Loans and the entry into the amended and restated credit agreement (the "Credit Amendment"), partially offset by the impact of favorable foreign currency exchange rate fluctuations.

Income Taxes: The effective tax rate was 13.5% in first quarter 2024 compared to 13.6% in first quarter 2023. A higher operating tax rate in the current period was offset by favorable discrete items related to prior years, as well as higher excess tax benefits recognized on share-based compensation vested during the period.

Net Income: As a result of the factors described above, net income was $256.0 million, up 7.2%.

Adjusted EBITDA: Adjusted EBITDA was $383.6 million, up 11.3%. Adjusted EBITDA margin in first quarter 2024 was 56.4%, compared to 58.2% in first quarter 2023.

Index Segment:

Table 1A: Results (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2024	2023	% Change
Operating revenues:
Recurring subscriptions	$212,952	$196,678	8.3%
Asset-based fees	150,259	133,126	12.9%
Non-recurring	10,661	9,578	11.3%
Total operating revenues	373,872	339,382	10.2%
Adjusted EBITDA expenses	96,112	85,700	12.1%
Adjusted EBITDA	$277,760	$253,682	9.5%
Adjusted EBITDA margin %	74.3%	74.7%

Index operating revenues were $373.9 million, up 10.2%. The $34.5 million increase was primarily driven by $17.1 million in higher asset-based fees and $16.3 million in higher recurring subscription revenues.

Revenues from ETFs linked to MSCI equity indexes, driven by an increase in average AUM, drove more than 70% of the increase in revenues attributable to asset-based fees. The revenue increase was also impacted by non-ETF indexed funds linked to MSCI indexes, driven by an increase in average AUM. The increase was partially offset by a decrease in average basis point fees for both ETFs linked to MSCI equity indexes as well as non-ETF indexed linked funds linked to MSCI indexes and a decrease in revenue from futures and options contracts linked to MSCI indexes.

More than 90% of the growth in recurring subscription revenues was driven by strong growth from market-cap weighted and custom Index products and special packages.
Index Run Rate as of March 31, 2024, was $1.5 billion, up 12.0%. The $159.3 million increase was comprised of an $84.9 million increase in asset-based fees Run Rate and a $74.3 million increase in recurring subscription Run Rate. The increase in asset-based fees Run Rate primarily reflected higher AUM in ETFs linked to MSCI equity indexes and non-ETF indexed funds linked to MSCI indexes. The increase in recurring subscription Run Rate was primarily driven by growth from market cap-weighted and custom Index products and special packages. The increase reflected growth across all regions.

Analytics Segment:

Table 1B: Results (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2024	2023	% Change
Operating revenues:
Recurring subscriptions	$160,551	$144,503	11.1%
Non-recurring	3,415	2,567	33.0%
Total operating revenues	163,966	147,070	11.5%
Adjusted EBITDA expenses	91,754	86,290	6.3%
Adjusted EBITDA	$72,212	$60,780	18.8%
Adjusted EBITDA margin %	44.0%	41.3%

Analytics operating revenues were $164.0 million, up 11.5%. The $16.9 million increase was primarily driven by growth from recurring subscriptions related to both Multi-Asset Class and Equity Analytics products. Organic operating revenue growth for Analytics was 11.9%.

Analytics Run Rate as of March 31, 2024, was $662.1 million, up 6.5%. The increase of $40.5 million was driven by growth in both Multi-Asset Class and Equity Analytics products, and reflected growth across all regions and client segments. Organic recurring subscription Run Rate growth for Analytics was 7.0%.

ESG and Climate Segment:

Table 1C: Results (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2024	2023	% Change
Operating revenues:
Recurring subscriptions	$76,418	$65,732	16.3%
Non-recurring	1,466	1,326	10.6%
Total operating revenues	77,884	67,058	16.1%
Adjusted EBITDA expenses	56,793	49,182	15.5%
Adjusted EBITDA	$21,091	$17,876	18.0%
Adjusted EBITDA margin %	27.1%	26.7%

ESG and Climate operating revenues were $77.9 million, up 16.1%. The $10.8 million increase was driven by growth in Ratings, Climate and Screening products. Organic operating revenue growth for ESG and Climate was 11.0%.
ESG and Climate Run Rate as of March 31, 2024, was $320.6 million, up 14.9%. The $41.7 million increase primarily reflects strong growth from Ratings, Climate and Screening products with contributions across all regions and client segments. Organic recurring subscription Run Rate growth for ESG and Climate was 13.3%.

All Other – Private Assets Segment:

Table 1D: Results (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2024	2023	% Change
Operating revenues:
Recurring subscriptions	$63,134	$38,334	64.7%
Non-recurring	1,109	374	196.5%
Total operating revenues	64,243	38,708	66.0%
Adjusted EBITDA expenses	51,733	26,317	96.6%
Adjusted EBITDA	$12,510	$12,391	1.0%
Adjusted EBITDA margin %	19.5%	32.0%

All Other – Private Assets operating revenues, which reflect the Real Assets and Private Capital Solutions operating segments, were $64.2 million, up 66.0% and included $24.2 million of revenue from Private Capital Solutions. The remaining growth in revenue was primarily driven by growth from recurring subscriptions related to Index Intel products and favorable foreign currency exchange rate fluctuations, partially offset by a decrease in recurring subscriptions related to our Property Intel product. Organic operating revenue growth for All Other – Private Assets was 2.6%.

All Other – Private Assets Run Rate, which reflects the Real Assets and Private Capital Solutions operating segments, was $254.4 million as of March 31, 2024, up 71.4%, and included $101.0 million associated with Private Capital Solutions. The remaining growth in the run rate was primarily driven by Index Intel, RCA and Performance Insights products, partially offset by a decline in Property Intel product. Organic recurring subscription Run Rate growth for All Other – Private Assets was 3.5%.

Select Balance Sheet Items and Capital Allocation

Cash Balances and Outstanding Debt: Cash and cash equivalents was $519.3 million as of March 31, 2024, including $3.8 million of restricted cash. MSCI typically seeks to maintain minimum cash balances globally of approximately $225.0 million to $275.0 million for general operating purposes.

Total principal amounts of debt outstanding as of March 31, 2024, were $4.5 billion. The total debt to net income ratio (based on trailing twelve months net income) was 3.9x. The total debt to adjusted EBITDA ratio (based on trailing twelve months adjusted EBITDA) was 2.9x.

MSCI seeks to maintain total debt to adjusted EBITDA in a target range of 3.0x to 3.5x.

During the quarter, we amended and restated the credit agreement governing our credit facilities (the “Credit Agreement”) to provide for a new revolving credit facility (the “Revolving Credit Facility”) with an aggregate of $1.25 billion of revolving loan commitments, which may be drawn until January 2029. On the closing of the Credit Agreement, we drew down $336.9 million on the Revolving Credit Facility in order to prepay the term loans outstanding under the prior term loan A facility.

Capex and Cash Flow: Capex was $24.2 million, and net cash provided by operating activities increased by 13.6% to $300.1 million, primarily reflecting higher cash collections from customers partially offset by higher cash expenses. Free cash flow for first quarter 2024 was up 13.7% to $275.9 million.

Share Count and Share Repurchases: Weighted average diluted shares outstanding were 79.5 million in first quarter 2024, down 1.2% year-over-year. Total shares outstanding as of March 31, 2024 were 79.2 million. As of April 22, 2024 , a total of approximately $0.8 billion remains available on the outstanding share repurchase authorization.

Dividends: Approximately $126.8 million in dividends were paid to shareholders in first quarter 2024. On April 22, 2024, the MSCI Board of Directors declared a cash dividend of $1.60 per share for second quarter 2024, payable on May 31, 2024 to shareholders of record as of the close of trading on May 17, 2024.

Full-Year 2024 Guidance
MSCI’s guidance for the year ending December 31, 2024 (“Full-Year 2024”) is based on assumptions about a number of factors, in particular related to macroeconomic factors and the capital markets. These assumptions are subject to uncertainty, and actual results for the year could differ materially from our current guidance, including as a result of the uncertainties, risks and assumptions discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K, as updated in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. See “Forward-Looking Statements” below.

Guidance Item	Current Guidance for Full-Year 2024
Operating Expense	$1,300 to $1,340 million
Adjusted EBITDA Expense	$1,130 to $1,160 million
Interest Expense (including amortization of financing fees)(1)	$185 to $189 million
Depreciation & Amortization Expense	$170 to $180 million
Effective Tax Rate	18% to 21%
Capital Expenditures	$95 to $105 million
Net Cash Provided by Operating Activities	$1,330 to $1,380 million
Free Cash Flow	$1,225 to $1,285 million

(1) A portion of our annual interest expense is from our variable rate indebtedness under our Revolving Credit Facility, while the majority is from fixed rate senior unsecured notes. Changes to the secured overnight funding rate (“SOFR”) and indebtedness levels can cause our annual interest expense to vary.

Conference Call Information

MSCI’s senior management will review the first quarter 2024 results on Tuesday, April 23, 2024 at 10:00 AM Eastern Time. To listen to the live event via webcast, visit the events and presentations section of MSCI’s Investor Relations website, https://ir.msci.com/events-and-presentations, or via telephone, dial 1-833-630-1956 within the United States. International callers may dial 1-412-317-1837. Participants should ask the operator to be joined into the MSCI call. The teleconference will also be webcast with an accompanying slide presentation that can be accessed through MSCI’s Investor Relations website.

-Ends-

About MSCI Inc.
MSCI is a leading provider of critical decision support tools and services for the global investment community. With over 50 years of expertise in research, data and technology, we power better investment decisions by enabling clients to understand and analyze key drivers of risk and return and confidently build more effective portfolios. We create industry-leading research-enhanced solutions that clients use to gain insight into and improve transparency across the investment process. To learn more, please visit www.msci.com. MSCI#IR

MSCI Inc. Contacts

Investor Inquiries
jeremy.ulan@msci.com
Jeremy Ulan    +1 646 778 4184
jisoo.suh@msci.com
Jisoo Suh    + 1 917 825 7111

Media Inquiries
PR@msci.com
Melanie Blanco    +1 212 981 1049
Konstantinos Makrygiannis    +44 (0)7768 930056
Tina Tan    + 852 2844 9320

Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, MSCI’s Full-Year 2024 guidance. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond MSCI’s control and that could materially affect actual results, levels of activity, performance or achievements.
Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Securities and Exchange Commission (“SEC”) on February 9, 2024 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. If any of these risks or uncertainties materialize, or if MSCI’s underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its Investor Relations homepage and its Corporate Responsibility homepage as channels of distribution of company information. The information MSCI posts through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following MSCI’s press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you enroll your email address by visiting the “Email Alerts” section of MSCI’s Investor Relations homepage at http://ir.msci.com/email-alerts. The contents of MSCI’s website, including its quarterly updates, blog, podcasts and social media channels are not, however, incorporated by reference into this earnings release.
Notes Regarding the Use of Operating Metrics

MSCI has presented supplemental key operating metrics as part of this earnings release, including Retention Rate, Run Rate, subscription sales, subscription cancellations and non-recurring sales.
Retention Rate is an important metric because subscription cancellations decrease our Run Rate and ultimately our future operating revenues over time. The annual Retention Rate represents the retained subscription Run Rate (subscription Run Rate at the beginning of the fiscal year less actual cancels during the year) as a percentage of the subscription Run Rate at the beginning of the fiscal year.
The Retention Rate for a non-annual period is calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention not to renew or discontinue the subscription during the non-annual period, and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the fiscal year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Retention Rate for the period.
Retention Rate is computed by operating segment on a product/service-by-product/service basis. In general, if a client reduces the number of products or services to which it subscribes within a segment, or switches between products or services within a segment, we treat it as a cancellation for purposes of calculating our Retention Rate except in the case of a product or service switch that management considers to be a replacement product or service. In those replacement cases, only the net change to the client subscription, if a decrease, is reported as a cancel. In the Analytics and the ESG and Climate operating segments, substantially all product or service switches are treated as replacement products or services and netted in this manner, while in our Index and Real Assets operating segments, product or service switches that are treated as replacement products or services and receive netting treatment occur only in certain limited instances. In addition, we treat any reduction in fees resulting from a down-sell of the same product or service as a cancellation to the extent of the reduction. We do not calculate Retention Rate for that portion of our Run Rate attributable to assets in index-linked investment products or futures and options contracts, in each case, linked to our indexes.
Run Rate estimates at a particular point in time the annualized value of the recurring revenues under our client license agreements (“Client Contracts”) for the next 12 months, assuming all Client Contracts that come up for renewal, or reach the end of the committed subscription period, are renewed and assuming then-current currency exchange rates, subject to the adjustments and exclusions described below. For any Client Contract where fees are linked to an investment product’s assets or trading volume/fees, the Run Rate calculation reflects, for ETFs, the market value on the last trading day of the period, for futures and options, the most recent quarterly volumes and/or reported exchange fees, and for other non-ETF products, the most recent client-reported assets. Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we add to Run Rate the annualized fee value of recurring new sales, whether to existing or new clients, when we execute Client Contracts, even though the license start date, and associated revenue recognition, may not be effective until a later date. We remove from Run Rate the annualized fee value associated with products or services under any Client Contract with respect to which we have received a notice of termination, non-renewal or an indication the client does not intend to continue their subscription during the period and have determined that such notice evidences the client’s final decision to terminate or not renew the applicable products or services, even though such notice is not effective until a later date.

“Organic recurring subscription Run Rate growth” is defined as the period over period Run Rate growth, excluding the impact of changes in foreign currency and the first year impact of any acquisitions. It is also adjusted for divestitures. Changes in foreign currency are calculated by applying the currency exchange rate from the comparable prior period to current period foreign currency denominated Run Rate.
Sales represents the annualized value of products and services clients commit to purchase from MSCI and will result in additional operating revenues. Non-recurring sales represent the actual value of the customer agreements entered into during the period and are not a component of Run Rate. New recurring subscription sales represent additional selling activities, such as new customer agreements, additions to existing agreements or increases in price that occurred during the period and are additions to Run Rate. Subscription cancellations reflect client activities during the period, such as discontinuing products and services and/or reductions in price, resulting in reductions to Run Rate. Net new recurring subscription sales represent the amount of new recurring subscription sales net of subscription cancellations during the period, which reflects the net impact to Run Rate during the period.
Total gross sales represent the sum of new recurring subscription sales and non-recurring sales. Total net sales represent the total gross sales net of the impact from subscription cancellations.
Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. Reconciliations are provided in Tables 9 through 13 below that reconcile each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision-making and forecast future results.
“Adjusted EBITDA” is defined as net income before (1) provision for income taxes, (2) other expense (income), net, (3) depreciation and amortization of property, equipment and leasehold improvements, (4) amortization of intangible assets and, at times, (5) certain other transactions or adjustments, including, when applicable, certain acquisition-related integration and transaction costs.
“Adjusted EBITDA expenses” is defined as operating expenses less depreciation and amortization of property, equipment and leasehold improvements and amortization of intangible assets and, at times, certain other transactions or adjustments, including, when applicable, certain acquisition-related integration and transaction costs.
“Adjusted EBITDA margin” is defined as adjusted EBITDA divided by operating revenues.
“Adjusted net income” and “adjusted EPS” are defined as net income and diluted EPS, respectively, before the after-tax impact of: the amortization of acquired intangible assets, including the amortization of the basis difference between the cost of the equity method investment and MSCI’s share of the net assets of the investee at historical carrying value and, at times, certain other transactions or adjustments, including, when applicable, the impact related to certain acquisition-related integration and transaction costs, the impact related to write-off of deferred fees on debt extinguishment and the impact related to gain from changes in ownership interest of investees.
“Capex” is defined as capital expenditures plus capitalized software development costs.
“Free cash flow” is defined as net cash provided by operating activities, less Capex.
“Organic operating revenue growth” is defined as operating revenue growth compared to the prior year period excluding the impact of acquired businesses, divested businesses and foreign currency exchange rate fluctuations.
Asset-based fees ex-FX does not adjust for the impact from foreign currency exchange rate fluctuations on the underlying assets under management (“AUM”).
We believe adjusted EBITDA, adjusted EBITDA margin and adjusted EBITDA expenses are meaningful measures of the operating performance of MSCI because they adjust for significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of certain capital spending and acquisitions that do not directly affect what management considers to be our ongoing operating performance in the period.

We believe adjusted net income and adjusted EPS are meaningful measures of the performance of MSCI because they adjust for the after-tax impact of significant one-time, unusual or non-recurring items as well as eliminate the impact of any transactions that do not directly affect what management considers to be our ongoing operating performance in the period. We also exclude the after-tax impact of the amortization of acquired intangible assets and amortization of the basis difference between the cost of the equity method investment and MSCI’s share of the net assets of the investee at historical carrying value, as these non-cash amounts are significantly impacted by the timing and size of each acquisition and therefore not meaningful to the ongoing operating performance in the period.
We believe that free cash flow is useful to investors because it relates the operating cash flow of MSCI to the capital that is spent to continue and improve business operations, such as investment in MSCI’s existing products. Further, free cash flow indicates our ability to strengthen MSCI’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock.
We believe organic operating revenue growth is a meaningful measure of the operating performance of MSCI because it adjusts for the impact of foreign currency exchange rate fluctuations and excludes the impact of operating revenues attributable to acquired and divested businesses for the comparable prior year period, providing insight into our ongoing operating performance for the period(s) presented.
We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.
Adjusted EBITDA expenses, adjusted EBITDA margin, adjusted EBITDA, adjusted net income, adjusted EPS, Capex, free cash flow and organic operating revenue growth are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies. These measures can differ significantly from company to company depending on, among other things, long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Accordingly, the Company’s computation of these measures may not be comparable to similarly-titled measures computed by other companies.
Notes Regarding Adjusting for the Impact of Foreign Currency Exchange Rate Fluctuations

Foreign currency exchange rate fluctuations reflect the difference between the current period results as reported compared to the current period results recalculated using the foreign currency exchange rates in effect for the comparable prior period. While operating revenues adjusted for the impact of foreign currency fluctuations includes asset-based fees that have been adjusted for the impact of foreign currency fluctuations, the underlying AUM, which is the primary component of asset-based fees, is not adjusted for foreign currency fluctuations. Approximately three-fifths of the AUM is invested in securities denominated in currencies other than the U.S. dollar, and accordingly, any such impact is excluded from the disclosed foreign currency-adjusted variances.

Table 2: Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,	%
In thousands, except per share data	2024	2023	Change
Operating revenues	$679,965	$592,218	14.8%
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization)	128,514	108,647	18.3%
Selling and marketing	72,168	66,475	8.6%
Research and development	40,525	31,323	29.4%
General and administrative	56,691	41,044	38.1%
Amortization of intangible assets	38,604	24,667	56.5%
Depreciation and amortization of property,
equipment and leasehold improvements	4,081	5,460	(25.3)%
Total operating expenses(1)	340,583	277,616	22.7%

Operating income	339,382	314,602	7.9%

Interest income	(6,048)	(10,362)	(41.6)%
Interest expense	46,674	46,206	1.0%
Other expense (income)	2,863	2,386	20.0%
Other expense (income), net	43,489	38,230	13.8%

Income before provision for income taxes	295,893	276,372	7.1%

Provision for income taxes	39,939	37,644	6.1%
Net income	$255,954	$238,728	7.2%

Earnings per basic common share	$3.23	$2.98	8.4%

Earnings per diluted common share	$3.22	$2.97	8.4%

Weighted average shares outstanding used
in computing earnings per share:

Basic	79,195	80,041	(1.1)%
Diluted	79,508	80,482	(1.2)%

n/m: not meaningful.

(1) Includes stock-based compensation expense of $34.7 million and $21.6 million for the three months ended Mar. 31, 2024 and 2023, respectively.

Table 3: Selected Balance Sheet Items (unaudited)

	As of
	Mar. 31,	Dec. 31,
In thousands	2024	2023
Cash and cash equivalents (1)	$519,315	$461,693
Accounts receivable, net of allowances	$745,611	$839,555

Current deferred revenue	$1,053,961	$1,083,864
Current portion of long-term debt (2)	$—	$10,902
Long-term debt (3)	$4,507,686	$4,496,826

(1) Includes restricted cash of $3.8 million at Mar. 31, 2024 and $3.9 million at Dec. 31, 2023.
(2) Consists of gross current portion of long-term debt, net of deferred financing fees. Gross current portion of long-term debt was $0.0 million at Mar. 31, 2024 and $10.9 million at Dec. 31, 2023.
(3) Consists of gross long-term debt, net of deferred financing fees. Gross long-term debt was $4,536.9 million at Mar. 31, 2024 and $4,528.1 million at Dec. 31, 2023.

Table 4: Selected Cash Flow Items (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,	%
In thousands	2024	2023	Change
Net cash provided by operating activities	$300,137	$264,141	13.6%
Net cash used in investing activities	(32,333)	(21,762)	(48.6)%
Net cash (used in) provided by financing activities	(207,223)	(158,293)	(30.9)%
Effect of exchange rate changes	(2,959)	2,958	(200.0)%
Net (decrease) increase in cash, cash equivalents and restricted cash	$57,622	$87,044	(33.8)%

Table 5: Operating Results by Segment and Revenue Type (unaudited)

Index	Three Months Ended
	Mar. 31,	Mar. 31,	%
In thousands	2024	2023	Change
Operating revenues:
Recurring subscriptions	$212,952	$196,678	8.3%
Asset-based fees	150,259	133,126	12.9%
Non-recurring	10,661	9,578	11.3%
Total operating revenues	373,872	339,382	10.2%
Adjusted EBITDA expenses	96,112	85,700	12.1%
Adjusted EBITDA	$277,760	$253,682	9.5%
Adjusted EBITDA margin %	74.3%	74.7%

Analytics	Three Months Ended
	Mar. 31,	Mar. 31,	%
In thousands	2024	2023	Change
Operating revenues:
Recurring subscriptions	$160,551	$144,503	11.1%
Non-recurring	3,415	2,567	33.0%
Total operating revenues	163,966	147,070	11.5%
Adjusted EBITDA expenses	91,754	86,290	6.3%
Adjusted EBITDA	$72,212	$60,780	18.8%
Adjusted EBITDA margin %	44.0%	41.3%

ESG and Climate	Three Months Ended
	Mar. 31,	Mar. 31,	%
In thousands	2024	2023	Change
Operating revenues:
Recurring subscriptions	$76,418	$65,732	16.3%
Non-recurring	1,466	1,326	10.6%
Total operating revenues	77,884	67,058	16.1%
Adjusted EBITDA expenses	56,793	49,182	15.5%
Adjusted EBITDA	$21,091	$17,876	18.0%
Adjusted EBITDA margin %	27.1%	26.7%

All Other - Private Assets	Three Months Ended
	Mar. 31,	Mar. 31,	%
In thousands	2024	2023	Change
Operating revenues:
Recurring subscriptions	$63,134	$38,334	64.7%
Non-recurring	1,109	374	196.5%
Total operating revenues	64,243	38,708	66.0%
Adjusted EBITDA expenses	51,733	26,317	96.6%
Adjusted EBITDA	$12,510	$12,391	1.0%
Adjusted EBITDA margin %	19.5%	32.0%

Consolidated	Three Months Ended
	Mar. 31,	Mar. 31,	%
In thousands	2024	2023	Change
Operating revenues:
Recurring subscriptions	$513,055	$445,247	15.2%
Asset-based fees	150,259	133,126	12.9%
Non-recurring	16,651	13,845	20.3%
Operating revenues total	679,965	592,218	14.8%
Adjusted EBITDA expenses	296,392	247,489	19.8%
Adjusted EBITDA	$383,573	$344,729	11.3%
Operating margin %	49.9%	53.1%
Adjusted EBITDA margin %	56.4%	58.2%

Table 6: Sales and Retention Rate by Segment (unaudited)(1)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2024	2023
Index
New recurring subscription sales	$23,513	$25,090
Subscription cancellations	(14,702)	(7,082)
Net new recurring subscription sales	$8,811	$18,008
Non-recurring sales	$12,811	$12,782
Total gross sales	$36,324	$37,872
Total Index net sales	$21,622	$30,790

Index Retention Rate	93.2%	96.4%

Analytics
New recurring subscription sales	$14,088	$13,674
Subscription cancellations	(10,794)	(9,183)
Net new recurring subscription sales	$3,294	$4,491
Non-recurring sales	$2,462	$1,370
Total gross sales	$16,550	$15,044
Total Analytics net sales	$5,756	$5,861

Analytics Retention Rate(2)	93.5%	94.0%

ESG and Climate
New recurring subscription sales	$11,471	$12,486
Subscription cancellations	(7,351)	(2,635)
Net new recurring subscription sales	$4,120	$9,851
Non-recurring sales	$1,672	$1,219
Total gross sales	$13,143	$13,705
Total ESG and Climate net sales	$5,792	$11,070

ESG and Climate Retention Rate(3)	90.8%	96.1%

All Other - Private Assets
New recurring subscription sales	$8,264	$5,143
Subscription cancellations	(4,922)	(2,856)
Net new recurring subscription sales	$3,342	$2,287
Non-recurring sales	$1,089	$213
Total gross sales	$9,353	$5,356
Total All Other - Private Assets net sales	$4,431	$2,500

All Other - Private Assets Retention Rate(4)	92.2%	92.1%

Consolidated
New recurring subscription sales	$57,336	$56,393
Subscription cancellations	(37,769)	(21,756)
Net new recurring subscription sales	$19,567	$34,637
Non-recurring sales	$18,034	$15,584
Total gross sales	$75,370	$71,977
Total net sales	$37,601	$50,221

Total Retention Rate(5)	92.8%	95.2%

(1) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of new recurring subscription sales, subscription cancellations, net new recurring subscription sales, non-recurring sales, total gross sales, total net sales and Retention Rate.

(2) Retention rate for Analytics excluding the impact of the acquisition of Fabric was 93.5% for the three months ended Mar. 31, 2024.
(3) Retention rate for ESG and Climate excluding the impact of the acquisition of Trove was 90.7% for the three months ended Mar. 31, 2024.
(4) Retention rate for All Other – Private Assets excluding the impact of the acquisition of Burgiss was 89.9% for the three months ended Mar. 31, 2024.
(5) Total retention rate excluding the impact of the acquisitions of Fabric, Trove and Burgiss was 92.6% for the three months ended Mar. 31, 2024.

Table 7: AUM in ETFs Linked to MSCI Equity Indexes (unaudited)(1)(2)

	Three Months Ended
	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31
In billions	2023	2023	2023	2023	2024
Beginning Period AUM in ETFs linked to
MSCI equity indexes	$1,222.9	$1,305.4	$1,372.5	$1,322.8	$1,468.9
Market Appreciation/(Depreciation)	75.1	48.4	(56.1)	130.5	92.8
Cash Inflows	7.4	18.7	6.4	15.6	20.9
Period-End AUM in ETFs linked to
MSCI equity indexes	$1,305.4	$1,372.5	$1,322.8	$1,468.9	$1,582.6

Period Average AUM in ETFs linked to
MSCI equity indexes	$1,287.5	$1,333.8	$1,376.5	$1,364.9	$1,508.8

Period-End Basis Point Fee(3)	2.53	2.52	2.51	2.50	2.48

(1) The historical values of the AUM in ETFs linked to our equity indexes as of the last day of the month and the monthly average balance can be found under the link “AUM in ETFs Linked to MSCI Equity Indexes” on our Investor Relations homepage at http://ir.msci.com. Information contained on our website is not incorporated by reference into this Press Release or any other report furnished or filed with the SEC. The AUM in ETFs also includes AUM in Exchange Traded Notes, the value of which is less than 1.0% of the AUM amounts presented.

(2) The value of AUM in ETFs linked to MSCI equity indexes is calculated by multiplying the equity ETFs net asset value by the number of shares outstanding.
(3) Based on period-end Run Rate for ETFs linked to MSCI equity indexes using period-end AUM.

Table 8: Run Rate by Segment and Type (unaudited)(1)

	As of
	Mar. 31,	Mar. 31,	%
In thousands	2024	2023	Change
Index
Recurring subscriptions	$869,931	$795,621	9.3%
Asset-based fees	619,431	534,491	15.9%
Index Run Rate	1,489,362	1,330,112	12.0%

Analytics Run Rate	662,079	621,611	6.5%

ESG and Climate Run Rate	320,611	278,947	14.9%

All Other - Private Assets Run Rate	254,432	148,440	71.4%

Total Run Rate	$2,726,484	$2,379,110	14.6%

Total recurring subscriptions	$2,107,053	$1,844,619	14.2%
Total asset-based fees	619,431	534,491	15.9%
Total Run Rate	$2,726,484	$2,379,110	14.6%

(1) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Run Rate.

Table 9: Reconciliation of Net Income to Adjusted EBITDA (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2024	2023
Net income	$255,954	$238,728
Provision for income taxes	39,939	37,644
Other expense (income), net	43,489	38,230
Operating income	339,382	314,602
Amortization of intangible assets	38,604	24,667
Depreciation and amortization of property,
equipment and leasehold improvements	4,081	5,460
Acquisition-related integration and transaction costs(1)	1,506	—
Consolidated adjusted EBITDA	$383,573	$344,729

Index adjusted EBITDA	$277,760	$253,682
Analytics adjusted EBITDA	72,212	60,780
ESG and Climate adjusted EBITDA	21,091	17,876
All Other - Private Assets adjusted EBITDA	12,510	12,391
Consolidated adjusted EBITDA	$383,573	$344,729

(1) Represents transaction expenses and other costs directly related to the acquisition and integration of acquired businesses, including professional fees, severance expenses, regulatory filing fees and other costs, in each case that are incurred no later than 12 months after the close of the relevant acquisition.

Table 10: Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted EPS (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands, except per share data	2024	2023
Net income	$255,954	$238,728
Plus: Amortization of acquired intangible assets and
equity method investment basis difference	25,267	16,809
Plus: Acquisition-related integration and transaction costs(1)	1,506	—
Plus: Write-off of deferred fees on debt extinguishment	1,510	—
Less: Gain from changes in ownership interest of investees	—	(447)
Less: Income tax effect(2)	(4,008)	(2,196)
Adjusted net income	$280,229	$252,894

Diluted EPS	$3.22	$2.97
Plus: Amortization of acquired intangible assets and
equity method investment basis difference	0.32	0.21
Plus: Acquisition-related integration and transaction costs(1)	0.02	—
Plus: Write-off of deferred fees on debt extinguishment	0.02	—
Less: Gain from changes in ownership interest of investees	—	(0.01)
Less: Income tax effect(2)	(0.06)	(0.03)
Adjusted EPS	$3.52	$3.14

Diluted weighted average common shares outstanding	79,508	80,482

(1) Represents transaction expenses and other costs directly related to the acquisition and integration of acquired businesses, including professional fees, severance expenses, regulatory filing fees and other costs, in each case that are incurred no later than 12 months after the close of the relevant acquisition.

(2) Adjustments relate to the tax effect of non-GAAP adjustments, which were determined based on the nature of the underlying non-GAAP adjustments and their relevant jurisdictional tax rates.

Table 11: Reconciliation of Operating Expenses to Adjusted EBITDA Expenses (unaudited)

	Three Months Ended		Full-Year
	Mar. 31,	Mar. 31,	2024
In thousands	2024	2023	Guidance(1)
Total operating expenses	$340,583	$277,616	$1,300,000 - $1,340,000
Amortization of intangible assets	38,604	24,667
Depreciation and amortization of property,
equipment and leasehold improvements	4,081	5,460	$170,000 - $180,000
Acquisition-related integration and transaction costs(2)	1,506	—
Consolidated adjusted EBITDA expenses	$296,392	$247,489	$1,130,000 - $1,160,000

Index adjusted EBITDA expenses	$96,112	$85,700
Analytics adjusted EBITDA expenses	91,754	86,290
ESG and Climate adjusted EBITDA expenses	56,793	49,182
All Other - Private Assets adjusted EBITDA expenses	51,733	26,317
Consolidated adjusted EBITDA expenses	$296,392	$247,489	$1,130,000 - $1,160,000

(1) We have not provided a full line-item reconciliation for total operating expenses to adjusted EBITDA expenses for this future period because we believe such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and we are unable to reasonably predict certain items contained in the GAAP measure without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the Company's control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. See “Forward-Looking Statements” above.

(2) Represents transaction expenses and other costs directly related to the acquisition and integration of acquired businesses, including professional fees, severance expenses, regulatory filing fees and other costs, in each case that are incurred no later than 12 months after the close of the relevant acquisition.

Table 12: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (unaudited)

	Three Months Ended		Full-Year
	Mar. 31,	Mar. 31,	2024
In thousands	2024	2023	Guidance(1)
Net cash provided by operating activities	$300,137	$264,141	$1,330,000 - $1,380,000
Capital expenditures	(4,271)	(6,225)
Capitalized software development costs	(19,966)	(15,351)
Capex	(24,237)	(21,576)	($95,000 - $105,000)
Free cash flow	$275,900	$242,565	$1,225,000 - $1,285,000

(1) We have not provided a line-item reconciliation for free cash flow to net cash provided by operating activities for this future period because we believe such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and we are unable to reasonably predict certain items contained in the GAAP measure without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the Company's control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. See “Forward-Looking Statements” above.

Table 13: First Quarter 2024 Reconciliation of Operating Revenue Growth to Organic Operating Revenue Growth (unaudited)

	Comparison of the Three Months Ended March 31, 2024 and 2023
	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Index	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	10.2%	8.3%	12.9%	11.3%
Impact of acquisitions and divestitures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	0.2%	0.3%	0.1%	—%
Organic operating revenue growth	10.4%	8.6%	13.0%	11.3%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Analytics	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	11.5%	11.1%	—%	33.0%
Impact of acquisitions and divestitures	(0.1)%	(0.1)%	—%	—%
Impact of foreign currency exchange rate fluctuations	0.5%	0.5%	—%	1.7%
Organic operating revenue growth	11.9%	11.5%	—%	34.7%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
ESG and Climate	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	16.1%	16.3%	—%	10.6%
Impact of acquisitions and divestitures	(1.9)%	(1.9)%	—%	(3.1)%
Impact of foreign currency exchange rate fluctuations	(3.2)%	(3.3)%	—%	(0.3)%
Organic operating revenue growth	11.0%	11.1%	—%	7.2%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
All Other - Private Assets	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	66.0%	64.7%	—%	196.5%
Impact of acquisitions and divestitures	(62.6)%	(62.6)%	—%	(67.6)%
Impact of foreign currency exchange rate fluctuations	(0.8)%	(0.8)%	—%	(0.3)%
Organic operating revenue growth	2.6%	1.3%	—%	128.6%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Consolidated	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	14.8%	15.2%	12.9%	20.3%
Impact of acquisitions and divestitures	(4.3)%	(5.7)%	—%	(2.2)%
Impact of foreign currency exchange rate fluctuations	(0.2)%	(0.2)%	0.1%	0.3%
Organic operating revenue growth	10.3%	9.3%	13.0%	18.4%